Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated October 7, 2026, relating to the financial statements of Gravity Acquisition Corp. as of February 28, 2026, and for the period from January 13, 2026 (inception) through February 28, 2026, which is included herein. Our report dated October 7, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California

October 7, 2026